Exhibit 99(j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 6, 2000, relating to the financial statements and financial highlights which appear in the August 30, 2000 Annual Report to Shareholders of Chartwell Large Cap Value Fund and Chartwell Small Cap Value Fund (each a series of Advisors Series Trust) which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information" and Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
September 20, 2001